NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION

NYSE Arca, Inc. (the 'Exchange') hereby notifies the SEC of its intention to remove the entire class of the following securities issued by Citigroup Global Markets Holdings Inc. (the 'Company') from listing and registration on the Exchange upon the effective date of this Form 25:

2% Principal-Protected Notes linked to the Nasdaq-100 Index due 9/28/2009 (suspended 9/28/2009) (symbol: PQU)

1.5% Principal-Protected Equity inked Notes based on the Dow Jones Global Titans 50 Index due 10/29/2008 (suspended 10/29/2009) (symbol: PDW)

1.5% Principal-Protected Equity Linked Notes based on the S&P 500 Index due 10/29/2009 (suspended 10/29/2009) (symbol: PDY)

2% Principal-Protected Notes based upon the Dow Jones Industrial Average due 12/29/2009 (suspended 12/29/2009) (symbol: PPN)

Principal Protected Notes linked to the S&P 500 Index due 1/28/2010 (suspended 1/28/2010) (symbol: PSC)


This action is being taken pursuant to the provisions of Rule 12d2-2(a)(2), as NYSE Regulation has been notified that the above issues have matured by their terms. Accordingly, each of the above issues has been suspended from trading on NYSE Arca prior to the opening of business on the date noted.